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                                                                   Exhibit 8.1

                         [Thompson & Knight Letterhead]

(214) 969-1468
E-Mail: wheatd@tklaw.com
        ----------------

                                 April 7, 2000


Titan Exploration, Inc.
500 West Texas, Suite 500
Midland, Texas  79701

     Re:  Tax Summary in Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Titan Exploration, Inc. ("Titan") in connection with (a) the Merger, as defined in that certain Agreement and Plan of Merger dated December 13, 1999 (the "Agreement"), among Union Oil Company of California ("Union Oil"), Pure Resources, Inc. ("Pure Resources") TRH, Inc. ("Sub") and Titan, and (b) the preparation and filing of the proxy statement/prospectus forming a part of the registration statement on Form S-4 (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"). In particular, we have prepared the discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences" (the "Tax Summary"). Except as otherwise provided, capitalized terms shall have the same meaning as set forth in the Agreement.

     In our capacity as stated above, we have been asked to render our opinion with respect to the material United States federal income tax consequences of the Merger that generally apply to Titan shareholders who are U.S. citizens or resident individuals and who hold Titan common stock as a capital asset. As the basis for our opinion, which is described below, we have examined the Agreement and the Registration Statement and have conducted such factual and legal research as we have deemed appropriate. In rendering the opinion described below, we have assumed the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement. Also, we have assumed that the Merger will be consummated in the manner described in the Agreement and the Registration Statement. In addition, we have assumed, with your consent, that the representations contained in the letters of representation from Titan dated March 10, 2000, and from Union Oil, Pure Resources and Sub dated March 10, 2000, are true, correct and complete and will continue to be true, correct and complete as of the Effective Time of the Merger.

     Based upon the foregoing, and subject to the assumptions and qualifications set forth in the Tax Summary, in our opinion, the Merger will be treated as a reorganization described in Section 368(a) of the Code and/or a transfer of property to Pure Resources by the Titan shareholders governed by Section 351 of the Code. Accordingly, for U.S. federal income tax purposes:
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Titan Exploration, Inc.
April 7, 2000
Page 2


     (a) The Titan shareholders will recognize no gain or loss by surrendering their Titan common stock in the Merger solely for Pure Resources common stock (except for cash received instead of a fractional share interest in Pure Resources common stock).

     (b) The tax basis of Pure Resources common stock that the Titan shareholders receive in the Merger (including the tax basis of any fractional share interest in Pure Resources common stock) will be the same as the tax basis of the shares of Titan common stock surrendered in the Merger.

     (c) The Titan shareholders' holding period of the shares of Pure Resources common stock received in the Merger (including the holding period of any fractional share interest in Pure Resources common stock) will include the holding period of the Titan common stock surrendered in the Merger.

     (d) If a Titan shareholder receives cash instead of a fractional share interest in Pure Resources common stock, the Titan shareholder will be treated as receiving the cash for the fractional share interest. Accordingly, the Titan shareholder will recognize gain or loss equal to the difference between the amount of cash received and a portion of the tax basis in the Titan common stock allocable to the fractional share interest. The gain or loss will be a capital gain or loss.

     The foregoing are the material United States federal income tax consequences of the Merger. Our opinion, however, does not address United States federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. Also, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

     This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions reached in the Tax Summary. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced herein which becomes untrue or incorrect.

     This opinion is furnished to you solely for use in connection with the Merger, as described in the Agreement and the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this
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Titan Exploration, Inc.
April 7, 2000
Page 3



opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Tax Summary. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       THOMPSON & KNIGHT L.L.P.



                                       By:     /s/ R. David Wheat
                                         -------------------------------
                                               R. David Wheat, Partner